U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM S-1
(Post-Effective Amendment No. 1 to Form S-1/A)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Republik Media and Entertainment, Ltd.
(Exact name of Registrant as specified in its charter)

DELAWARE	26-0884454
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

PO Box 778146 Henderson, Nevada 89077 (702) 405-9927	Corporation Service Company 2711 Centerville Road, Suite 400 Wilmington, DE 19808 (302) 636-5401
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Primary Standard Industrial Classification Code Number: 2721

Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer 	Accelerated filer 
Non-accelerated filer 	Smaller reporting company |X|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Cane Clark, LLP
3273 E. Warm Springs
Las Vegas, NV 89120
(702) 312-6255 Fax: (702) 944-7100

Explanatory Note

The Registrant files this post-effective amendment number one to its Registration Statement on S-1/A (No. 333-156254) as filed with the Securities and Exchange Commission on January 7, 2009, which amended the Registrant’s Form S-1 originally filed on December 17, 2008. This post-effective amendment is filed to include the audited financial statements for the fiscal year ended June 30, 2009, and for the fiscal year ended June 30, 2008, both of which were filed with the Registrant’s Annual report on Form 10-K with the Securities and Exchange Commission on October 21, 2009.  The Registrant’s S-1/A filing on January 7, 2009 contained financial statements for the period ended June 30, 2009 that were audited by the Registrant’s previous independent registered public account firm, Moore & Associates Chartered. This post-effective amendment contains re-audited financial statements for the fiscal year ended June 30, 2008 upon changing the Registrant’s independent registered public account firm in August 2009 to Seale and Beers, CPAs.

This amendment also includes the unaudited financials for the three months ended December 31, 2009 which were filed with the Registrant’s first quarter report on Form 10-Q with the Securities and Exchange Commission on February 18, 2010.

The Registrant previously paid the registration fee in connection with the filing of the initial registration statement on Form S-1 and amendment no.1 on Form S-/A (No. 333-156254).

The information in this prospectus is not complete and may be changed.  The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED April 22, 2010

PROSPECTUS
REPUBLIK MEDIA AND ENTERTAINMENT, LTD.
896,000 SHARES OF
COMMON STOCK

The selling shareholders named in this prospectus are offering up to 896,000 shares of common stock offered through this prospectus.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.  We have, however, set an offering price for these securities of $0.05 per share.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.05	None	$0.05
Total	$44,800	None	$44,800

Our common stock is listed for quotation on the Financial Industry Regulatory Authority’s Over the Counter Bulletin Board (“OTCBB”) under the symbol “REPU” but no market maker is making a market in our stock at present.  Because we have not had an active trading market for our common stock, however, we have set an offering price for these securities of $0.05 per share.  If our common stock becomes actively traded on the OCTBB, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders. If our common stock becomes actively traded on the OTCBB, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section entitled “Risk Factors” starting on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: April 22, 2010

SUMMARY	6
RISK FACTORS	8
RISKS ASSOCIATED WITH OUR FINANCIAL CONDITION	8
Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.	8
Because we have a limited operating history, it is difficult to evaluate your investment in our stock.	8
RISKS ASSOCIATED WITH OUR BUSINESS MODEL	8
Because we have a limited operating history and have generated limited revenue to date, we face a high risk of business failure.	8
Failures in our compliance systems could subject us to significant legal and regulatory costs.	9
If we are unable to generate significant revenues from our operations, our business will fail.	9
If we are unable to successfully manage growth, our operations could be materially adversely affected, and our business may fail.	9
Because our business model includes forming business alliances with third party businesses, and there is no guarantee that we will be able to find such like-minded “Strategic Partners,” we may be unable to pursue our intended course of business, and our business may fail.	9
If we are unable to succeed in marketing and maintaining a large enough of a customer base to support our business operations, we will be unable to achieve profitable operations, and our business may fail.	10
If new competitors enter the market and emulate our business model, our profitability may be negatively materially impacted.	10
If we are unable to continually upgrade and expand our systems, our business will fail.	10
If we fail to respond to changes in consumer preferences in a timely manner, our website traffic may be adversely affected, and our business may fail.	11
If we produce an event that does not generate revenue sufficient to cover our expenses, our financial condition may be materially negatively impacted.	11
Because our live entertainment business is highly sensitive to public tastes and dependent on our ability to secure popular artists and other live entertainment events, if we are unable to anticipate or respond to changes in consumer preferences, there may result a decreased demand for our services.	11
Because we are dependent on third parties, should the services provided by those third parties be interrupted or become more costly, we may experience a material adverse effect on the acceptance of our brand and on our business, financial condition, and operating results.	11
If there are events or circumstances affecting the reliability and security of the Internet, access to our product and/or the ability to safeguard confidential information could be impaired causing a negative effect on the financial results of our business operations.	12
If we cannot develop or expand our site infrastructure reasonably, effectively, or in a timely manner, we may suffer a loss in business.	12
Because the industry is dependent upon general economic conditions and uncertainties, future developments could result in a material adverse effect for our business.	12
If certain of our new or expanded business lines, including event ticketing, live music, and beer tasting events do not develop as currently anticipated, an adverse impact on our financial performance may result.	13
Because we face intense competition in the live entertainment industry, if we are not able to compete effectively and maintain or increase our current revenue, our financial performance could be adversely affected.	13
Because we depend upon unionized labor for the provision of some of our services, any work stoppages or labor disturbances could disrupt our business.	14
Because we are dependent upon our ability to lease, acquire and develop live entertainment venues, if we are unable to do so on acceptable terms, or at all, our results of operations could be adversely affected.	14
Our revenues depend in part on the promotional success of our marketing campaigns, and there can be no assurance that such advertising, promotional and other marketing campaigns will be successful or will generate revenue or profits.	15
Because we depend on continued growth in use of the Internet and online commerce, if such growth does not occur, our business may fail.	15

RISKS ASSOCIATED WITH MANAGEMENT AND CONTROL PERSONS	15
Because our management is inexperienced in operating an online magazine, our business plan may fail.	15
If we are unable to hire and retain key personnel, we may not be able to implement our business plan.	16
Because certain shareholders, including our President and Director, David Woo, own an aggregate of 76.69% of our outstanding common stock, investors may find that corporate decisions influenced by David Woo are inconsistent with the best interests of other stockholders.	16
RISKS RELATED TO LEGAL UNCERTAINTY	16
New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.	16
If we are not granted full protection for property rights over our name and trademark, we may have difficulty safeguarding our name or the public’s identification of our brand resulting in a potential loss of any competitive advantage.	17
Because we may be liable for invasion of privacy or misappropriation by others of our users' information, our reputation and financial results could be adversely affected if the security of such information is compromised.	17
If our reputation is harmed, our business may suffer.	17
Because there is the risk of personal injuries and accidents in connection with our live entertainment events, we could be subjected to personal injury or other claims which would increase our expenses, as well as reduce attendance at our live entertainment events, causing a decrease in our revenue.	18
RISKS RELATED TO OUR SECURITIES	18
If a market for our common stock does not develop, shareholders may be unable to sell their shares.	18
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.	18
If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.	18
If a public market for our common stock develops, short selling could increase the volatility of our stock price.	19
Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.	19
Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.	19
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	19
FORWARD-LOOKING STATEMENTS	20
USE OF PROCEEDS	20
DETERMINATION OF OFFERING PRICE	20
DILUTION	20
SELLING SHAREHOLDERS	21
PLAN OF DISTRIBUTION	23
LEGAL PROCEEDINGS	24
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	26
DESCRIPTION OF SECURITIES	27
INTERESTS OF NAMED EXPERTS AND COUNSEL	30
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	31
ORGANIZATION WITHIN THE LAST FIVE YEARS	31
DESCRIPTION OF BUSINESS	31
DESCRIPTION OF PROPERTY	35
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	40
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	40
EXECUTIVE COMPENSATION	43
FINANCIAL STATEMENTS	45
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	46
AVAILABLE INFORMATION	46

Summary

We were incorporated as MojoRepublik, Inc. in the state of Delaware on September 10, 2007. On October 1, 2008, we changed our name to Republik Media and Entertainment, Ltd. (the “Company” or “Republik Media” or “Republik”).  We do business through our two wholly-owned subsidiaries MojoRepublik LLC and LiveBrew.com LLC.

MojoRepublik LLC, our wholly owned subsidiary, was organized on June 14, 2007 in the State of Nevada. We develop and run our website, www.mojorepublik.com (the “Site” or the “Web Site”), through MojoRepublik LLC. We have designed our Site with the intention of appealing to individuals who follow the latest entertainment, lifestyle, fashion, and design trends.  While it is our desire to continuously upgrade and update our Site, at this time we do not possess the financial resources necessary to perform any significant and regular upgrading of the Site.  In the event we are able to obtain additional funding, we plan to renew providing regularly updated content on our Site that will attract such individuals as viewers and customers.

LiveBrew.com LLC (“Live Brew”), our wholly owned subsidiary, was organized on May 23, 2008 in the State of Nevada.  Live Brew was created to operate event production and promotion activities.  Due to a lack of capital, we do not currently possess the resources to stage and promote events. In the event we are able to obtain additional funding, we plan to reengage in event production and promotion activities.

We are a development stage company and have not generated significant sales to date. As of  December 31, 2009 , we had $$7,965 in current assets and current liabilities in the amount of $231,894. Accordingly, we had a working capital deficit of $231,129 as of December 31, 2009. Since our inception on September 10, 2007, through December 31, 2009, we have generated $8,523 in revenue but have incurred a net loss of $250,264. Our current working capital is not sufficient to enable us to implement our business plan as set forth in this prospectus. For these and other reasons, our independent auditors have raised substantial doubt about our ability to continue as a going concern. Accordingly, we will require additional financing to implement our business plan.

We have not yet established an ongoing source of revenues sufficient to cover our operating costs and allow us to continue as a going concern. Our ability to continue as a going concern is dependent on our obtaining adequate capital to fund operating losses until we become profitable. If we are unable to obtain adequate capital, we could be forced to cease operations.

In order to continue as a going concern, we will need, among other things, additional capital resources. Our plan is to obtain such resources by obtaining capital from management and significant shareholders sufficient to meet our minimal operating expenses and seeking equity and/or debt financing. However we cannot provide any assurances that we will be successful in accomplishing any of these plans. Our ability to continue as a going concern is dependent upon our ability to successfully accomplish the plans described in this paragraph and eventually secure other sources of financing and attain profitable operations.

The Offering

Securities Being Offered	Up to 896,000 shares of our common stock, which includes all issued and outstanding shares issued as a result of our private offering that closed on October 31, 2007.
Offering Price
The offering price of the common stock is $0.05 per share. We are quoted on the OTCBB under the symbol “REPU” but do not currently have an active trading market and no market maker is making a market in our stock.  If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
5,216,000 shares of our common stock are issued and outstanding as of the date of this prospectus. Our President and Director, David Woo, owns an aggregate of 2,000,000 shares, or 38.34%, of the issued and outstanding common shares of our company and therefore has substantial control.  All of the common stock to be sold under this prospectus will be sold by existing shareholders.  There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information
Balance Sheet Data	As of December 31, 2009 (Unaudited)	As of June 30, 2009 (Audited)	As of June 30, 2008 (Audited)
Cash	$765	$2,629	$5,217
Total Assets	$1,378	$3,364	$6,546
Liabilities	$231,894	$168,996	$67,992
Total Stockholders’ Deficit	$230,516	$165,632	$61,446

Statement of Operations	For the Quarter Ended December 31, 2009 (Unaudited)	For the Year Ended June 30, 2009 (Audited)	For the Year Ended June 30, 200 (Audited)
Revenue	$0	$4,394	$4,129
Loss for the Period	$37,550	$104,186	$81,194

Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  Currently, shares of our common stock are not publicly traded.  In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Associated with Our Financial Condition

Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.

We have earned limited revenue since our inception, which makes it difficult to evaluate whether we will operate profitably.  Operating expenses for the period from September 10, 2007 (date of inception) to December 31, 2009, totaled $252,162, versus revenue of only $8,523.  We have incurred cumulative net losses of $250,264 since September 10, 2007. We have not attained profitable operations and are dependent upon obtaining financing or generating revenue from operations to continue operations for the next twelve months. As of December 31, 2009, we had cash in the amount of $765. Our future is dependent upon our ability to obtain financing or upon future profitable operations.  We reserve the right to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company.

Because we have a limited operating history, it is difficult to evaluate your investment in our stock.

Evaluation of our business will be difficult because we have a limited operating history.  We are in the development stage of our business and have not yet begun to fully implement our new business plan. To date, revenues are not substantial enough to maintain us without additional capital injection. We face a number of risks encountered by early-stage companies, including our need to develop infrastructure to support growth and expansion; our need to obtain long-term sources of financing; our need to establish our marketing, sales and support organizations; and our need to manage expanding operations.  Our business strategy may not be successful, and we may not successfully address these risks.  If we are unable to sustain profitable operations, investors may lose their entire investment in us.

Risks Associated with Our Business Model

Because we have a limited operating history and have generated limited revenue to date, we face a high risk of business failure.

We have a limited operating history, and have earned little revenue to date. Prior to initiating operations, we had no operating history and no prior experience in managing an online magazine. Although this is in accordance with management’s forecast and expectations there is no assuredness as to the continuance in accordance with the expectations due to the unique nature of the business. It is not possible at this time to predict success with assurance due to problems associated with the commencement of new operations.  An investor should consider the risks, expenses and uncertainties that a development stage company like ours faces.

Potential investors should be aware that there is a risk of failure associated with development stage companies as a result of problems encountered in connection with the development of their operations.  These include, but are not limited to, unanticipated problems relating to the entry of new competition and unknown or unexpected additional costs and expenses that may exceed current estimates. Also, to date we have completed only partial development of our web site and we can provide no assurance that the web site under development will have a commercial application. There is little operating history upon which to base any projections as to the likelihood that we will prove successful in our current business plan, and thus there can be no assurance that we will be successful.

Failures in our compliance systems could subject us to significant legal and regulatory costs.

Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of compliance, audit and reporting systems and procedures, as well as our ability to attract and retain qualified compliance, audit and risk management personnel. These systems and procedures may not be fully effective. We face the risk of intervention by regulatory authorities, including extensive examination and surveillance activity. In the case of actual or alleged non-compliance with regulations, we could be subject to investigations and judicial or administrative proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be substantial. Any failure to comply with applicable laws and rules could adversely affect our business, reputation, financial condition and operating results and, in extreme cases, our ability to conduct our business or portions thereof.

If we are unable to generate significant revenues from our operations, our business will fail.

If we are unable to generate significant revenues from our existing business or from any new business opportunities we may pursue, we will not be able to achieve profitability or continue operations.

If we are unable to successfully manage growth, our operations could be materially adversely affected, and our business may fail.

Our progress is expected to require the full utilization of our management, finances, and other resources, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial, technical, and management information systems, and to recruit, train and manage executive staff and employees. There can be no absolute assurance that management will be able to manage growth effectively with changing business conditions. Difficulties in managing growth could have a material adverse effect on our business, financial condition and operating results.

Because our business model includes forming business alliances with third party businesses, and there is no guarantee that we will be able to find such like-minded “Strategic Partners,” we may be unable to pursue our intended course of business, and our business may fail.

Our business model relies on us functioning in tandem with one or more like-minded online lifestyle companies (our “Strategic Partners”) that will add value, content and increased traffic to our own Site. To date, we have not found such a Strategic Partner, and there is no guarantee that we will be able to identify one or that any potential Strategic Partner would be amenable to participating with us in pursuing our existing business model.

In the event that we are unable to secure viable Strategic Partners, we will be forced to drive traffic to our own website by employing the standard industry practice of pay-per-click advertising via search engines like Google, Yahoo, and MSN. Failure to secure a Strategic Partner will, therefore, have a negative material impact on our operating costs.

If we are unable to succeed in marketing and maintaining a large enough of a customer base to support our business operations, we will be unable to achieve profitable operations, and our business may fail.

If we are unable to succeed in marketing, making sales and maintaining a large enough customer base to support our business operations, we will be unable to achieve profitable operations. Any time a new website is introduced into the online marketplace, there is a substantial risk that traffic will not meet expectations or even cover the cost of operations.  General market conditions are unpredictable, and traffic might be slow or even non-existent. The content might not fit the needs of our target market sufficiently to induce traffic. While we anticipate the ability to promote and drive traffic to our Site, there is no way to predict the volume of traffic that will occur or even if it will be sufficient to support our future operations. Numerous factors beyond our control may affect the marketability of our Site. These factors include, but are not limited to, consumer demand and emerging competition. The exact effect of these factors cannot be accurately predicted, but it is possible they may result in our not receiving an adequate return on our invested capital.

If new competitors enter the market and emulate our business model, our profitability may be negatively materially impacted.

The Internet is a highly competitive arena with competition continually increasing. There is no assurance that there will not be future competition from other companies that could potentially enter the market and try to emulate our business model. This could result in a decrease in revenue, reduced operating margins and a loss of market share for us at a later date. To remain competitive in both revenue and access to resources and capital, we may be required to make substantial investments in our advertising and marketing activities. In addition, in the event that competitors enter the marketplace, we might face pressure from competitors and/or customers to change our interface or model. As a result of any of these factors, there could be a material adverse effect on our sales and profitability.

If we are unable to continually upgrade and expand our systems, our business will fail.

If we are unable to continually upgrade and expand our systems in order to keep up with the technological changes within our industry, we will not be able to compete within our industry and our business will fail. The Internet market is characterized by rapidly changing technologies, evolving industry standards, and changing customer needs. Our future success will depend, in part, on our ability to change and evolve, to use technologies effectively, to further expand our content, and to potentially develop new services to meet changing customer needs on a timely and cost-effective basis.  There can be no assurance that we will be successful in this change and evolution on a timely basis.  Although we intend to support emerging standards in the Internet marketplace, there can be no assurance that industry standards will be established or, if they become established, that we will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market.

If we fail to respond to changes in consumer preferences in a timely manner, our website traffic may be adversely affected, and our business may fail.

Our financial performance depends on our ability to identify, originate and define cultural trends, as well as to anticipate, gauge and react to changing consumer preferences in a timely manner. We want to remain trendy while appealing to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. Pop-culture related industries fluctuate frequently. These fluctuations affect the content of our site. If we misjudge the market for our content, we may be faced with a decreased audience and may be materially adversely affected.

Because our live entertainment business is highly sensitive to public tastes and dependent on our ability to secure popular artists and other live entertainment events, if we are unable to anticipate or respond to changes in consumer preferences, there may result a decreased demand for our services.

Our ability to generate revenue from our entertainment operations is highly sensitive to rapidly changing public tastes and dependent on the availability of popular artists and events. Our success depends in part on our ability to anticipate the tastes of consumers and to offer events that appeal to them. Since we rely on unrelated parties to create and perform entertainment content, any lack of availability of popular artists and other performers could limit our ability to generate revenue. In particular, there are a limited number of artists that can headline or who can sell out at venues where we have relationships that are essential for us to be able to continue to generate content for our Site.  If those key artists do not continue to perform, or if we are unable to secure the rights to their future tours, then our business would be adversely affected.

In addition,  live music events typically need to be booked several months in advance of the event and artists often require a fixed guaranteed amount prior to our receiving any operating income. Therefore, if the public is not receptive to the event or we or a performer cancel the event, we may incur a loss for the event depending on the amount of the fixed guarantee or incurred costs relative to any revenue earned, as well as foregone revenue we could have earned at booked venues. We have cancellation insurance policies in place to cover our losses if a performer cancels a tour. Furthermore, consumer preference changes from time to time, and our failure to anticipate, identify or react to these changes could result in reduced demand for our services, which would adversely affect our operating results and profitability.

If we produce an event that does not generate revenue sufficient to cover our expenses, our financial condition may be materially negatively impacted.

When we produce an event, we will generally be required to pay most of the cost prior to or immediately following the event. We budget and price our events so that we expect to recover all of the costs of producing and promoting the event. Revenues from such events, however, are impossible to predict with complete accuracy. If we do not generate the level of revenue we anticipate through ticket sales, booth sales, food and beverage sales, or sponsorships, we may fail to make a profit on an event or even experience a substantial loss. Such an occurrence would have a significant negative impact on our financial position, our reputation, and, therefore, our ability to procure, produce, and promote events in the future.

Because we are dependent on third parties, should the services provided by those third parties be interrupted or become more costly, we may experience a material adverse effect on the acceptance of our brand and on our business, financial condition, and operating results.

Because we are dependent on third parties, we face potential losses if business with or services from those third parties are interrupted or become more costly. Our operations and services are dependent on the protection of our equipment from fire, earthquakes, power loss, telecommunications failures and similar events.  A significant portion of our equipment, including all critical “server” equipment dedicated to our Site, will be located at a single facility operated by an independent third-party, 1and1.com.  Despite precautions taken by us and our third-party provider, the occurrence of a natural disaster or other unanticipated problems at our corporate offices or those of the third-party provider, could cause interruptions in our services.  Any accident, incident or system failure that causes interruptions our operations could have a material adverse affect on our ability to provide Internet-based services to our customers.  Extensive or multiple interruptions in providing customers with site access are a known primary reason for customer decisions to abandon the use of Internet sites/services.  Accordingly, any disruption of our services due to system failures could have a material adverse affect on our business, financial condition and results of operations. Additionally, any failure on the part of our Strategic Partners, upon whom we may rely to drive traffic to our Site, will reflect poorly upon our brand and result in reduced traffic to our Site and, therefore, reduced revenue.

If there are events or circumstances affecting the reliability and security of the Internet, access to our product and/or the ability to safeguard confidential information could be impaired causing a negative effect on the financial results of our business operations.

Despite the implementation of security measures, our web site infrastructure may be vulnerable to computer viruses, hacking or similar disruptive problems caused by members, other Internet users, other connected Internet sites, and the interconnecting telecommunications networks.  Such problems caused by third-parties could lead to interruptions, delays or cessation of service to our visitors.  Inappropriate use of the Internet by third-parties could also potentially jeopardize the security of confidential information stored in our computer system, which may deter individuals from becoming customers. Such inappropriate use of the Internet includes attempting to gain unauthorized access to information or systems, which is commonly known as “cracking” or “hacking.”  Although we intend to implement security measures, such measures have been circumvented in the past, and there can be no assurance that any measures we implement would not be circumvented in future.  Dealing with problems caused by computer viruses or other inappropriate uses or security breaches may require interruptions, delays or cessation of service to our visitors, which could have a material adverse affect on our business, financial condition and results of operations.

If we cannot develop or expand our site infrastructure reasonably, effectively, or in a timely manner, we may suffer a loss in business.

The future success of our business will depend to a large extent on the capacity, reliability and security of our site infrastructure.  As consumer visitation increases, we will be required to expand and adapt our site infrastructure. Such expansion and adaptation will require substantial financial, operational and management resources. We believe that we will have the necessary funds for capital expenditures on site software and hardware infrastructure during the next twelve months. In the event that we grow very rapidly, there can be no assurance that we will be able to keep up or expand or adapt our site infrastructure to meet evolving consumer demand on a timely basis and at a commercially reasonable cost, or at all. If we are unable to expand and adapt our site infrastructure to accommodate visitors to our site, visitors could stop using our service resulting in a loss of business.

Because the industry is dependent upon general economic conditions and uncertainties, future developments could result in a material adverse effect for our business.

US trade & industry are subject to economic changes and periodical fluctuations. Prolonged declines in the economy and/or a recession could have a material adverse effect on our business. The national economy is affected by numerous factors and conditions, all of which are beyond our control, including (a) Interest rates; (b) Inflation; (c) Employment levels; (d) Changes in disposable income; (e) Financing availability; (f) Federal and state income tax policies; and (g) Consumer confidence.

A decline in attendance at or reduction in the number of live entertainment events may have an adverse effect on our revenue and operating income. In addition, during the most recent economic slowdown in the United States, many consumers reduced their discretionary spending and advertisers reduced their advertising expenditures. The impact of slowdowns on our business is difficult to predict, but they may result in reductions in ticket sales, sponsorship opportunities and our ability to generate revenue. The risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in attendance at live entertainment events.

Our business depends on discretionary consumer and corporate spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, fuel prices, interest and tax rates and inflation can significantly impact our operating results. Business conditions, as well as various industry conditions, including corporate marketing and promotional spending and interest levels, can also significantly impact our operating results. These factors can affect attendance at our events, sponsorship, advertising and hospitality spending, concession and souvenir sales, as well as the financial results of sponsors of our venues, events and the industry. Negative factors such as challenging economic conditions, public concerns over additional terrorism and security incidents, particularly when combined, can impact corporate and consumer spending, and one negative factor can impact our results more than another. There can be no assurance that consumer and corporate spending will not be adversely impacted by economic conditions, thereby possibly impacting our operating results and growth.

If certain of our new or expanded business lines, including event ticketing, live music, and beer tasting events do not develop as currently anticipated, an adverse impact on our financial performance may result.

We have previously considered and are still contemplating expanding our operations to encompass music-related businesses beyond coverage of live music events. These include launching a full-scale in-house ticketing operation, as well as developing our Live Brew Tasting events. In each of these and other new or expanding business lines, we currently anticipate incurring costs to build infrastructure, making advances to artists and otherwise investing in these new businesses. If these businesses do not develop as currently anticipated, either due to our inability to execute on our strategic plans or as a result of other factors, our profitability could be negatively impacted.

Because we face intense competition in the live entertainment industry, if we are not able to compete effectively and maintain or increase our current revenue, our financial performance could be adversely affected.

Our business segments are in highly competitive industries. As a result, in the future, we may not be able to match or increase our the revenue produced by our past live entertainment events. We compete in the live entertainment industries, and within such industries we compete with other venues to book performers, and, in the markets in which we promote events, we face competition from other promoters, as well as from certain performers who promote their own concerts. Our competitors also compete with us for key employees who have relationships with popular music artists and have a history of being able to book such artists for concerts and tours. These competitors may engage in more extensive development efforts, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential artists. Our competitors may develop services, advertising options or entertainment venues that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. It is possible that new competitors may emerge and rapidly acquire significant market share. Other variables that could adversely affect our financial performance by, among other things, leading to decreases in overall revenue, the numbers of advertising customers, event attendance, ticket prices or profit margins include:

•
an increased level of competition for advertising dollars, which may lead to lower sponsorships as we attempt to retain advertisers or which may cause us to lose advertisers to our competitors offering better programs that we are unable or unwilling to match;

•	unfavorable fluctuations in operating costs, including increased guarantees to performers, which we may be unwilling or unable to pass through to our customers;

•	our competitors may offer more favorable terms than we do in order to obtain agreements for new venues or to obtain events for the venues they operate;

•
technological changes and innovations that we are unable to adopt or are late in adopting that offer more attractive entertainment alternatives than we currently offer, which may lead to reduction in attendance at live events, a loss of ticket sales or to lower ticket prices;

•	other entertainment options available to our audiences that we do not offer;

•	unfavorable changes in labor conditions which may require us to spend more to retain and attract key employees; and

•
unfavorable shifts in population and other demographics which may cause us to lose audiences as people migrate to markets where we have a smaller presence, or which may cause sponsors to be unwilling to pay for sponsorship and advertising opportunities if the general population shifts into a less desirable age or geographical demographic from an advertising perspective.

We believe that barriers to entry into the live entertainment promotion business are low and that certain local promoters are increasingly expanding the geographic scope of their operations.

Because we depend upon unionized labor for the provision of some of our services, any work stoppages or labor disturbances could disrupt our business.

The musicians, stagehands, and others involved in some of our business operations are subject to collective bargaining agreements.  Our business operations may be interrupted as a result of labor disputes or difficulties and delays in the process of renegotiating collective bargaining agreements. A work stoppage at one or more of the venues we utilize or at our produced and/or presented events could have a material adverse effect on our business, results of operations and financial condition. We cannot predict the effect that new collective bargaining agreements will have on our expenses.

Because we are dependent upon our ability to lease, acquire and develop live entertainment venues, if we are unable to do so on acceptable terms, or at all, our results of operations could be adversely affected.

We require access to venues to generate revenue from live entertainment events. For these events, we operate our live entertainment venues under various agreements which include leases with third parties or equity or booking agreements, which are agreements where we contract to book the events at a venue for a specific period of time. Our long-term success in the live entertainment business will depend in part on the availability of venues, our ability to lease these venues and our ability to enter into booking agreements upon their expiration. As many of these agreements are with third parties over whom we have little or no control, we may be unable to renew these agreements or enter into new agreements on acceptable terms or at all, and may be unable to obtain favorable agreements with venues. Our ability to renew these agreements or obtain new agreements on favorable terms depends on a number of other factors, many of which are also beyond our control, such as national and local business conditions and competition from other promoters. If the cost of renewing these agreements is too high or the terms of any new agreement with a new venue are unacceptable or incompatible with our existing operations, we may decide to forego these opportunities. There can be no assurance that we will be able to renew these agreements on acceptable terms or at all, or that we will be able to obtain attractive agreements with substitute venues, which could have a material adverse effect on our results of operations.

We plan to continue to expand our operations through the development and expansion of live entertainment venues, which poses a number of risks, including:

•	desirable sites for live entertainment venues may be unavailable or costly; and

•	the attractiveness of our venue locations may deteriorate over time.

Additionally, the market potential of live entertainment venues sites cannot be precisely determined, and our live entertainment venues may face competition in markets from unexpected sources.  We face significant competition for potential live entertainment venue locations and for opportunities to acquire existing live entertainment venues. Because of this competition, we may be unable to add to or maintain the number of our live entertainment venues on terms we consider acceptable.

Our revenues depend in part on the promotional success of our marketing campaigns, and there can be no assurance that such advertising, promotional and other marketing campaigns will be successful or will generate revenue or profits.

Similar to many companies, we spend significant amounts on advertising, promotional and other marketing campaigns for our live entertainment events and other business activities. Such marketing activities include, among others, promotion of ticket sales, hospitality and other services for our events and venues and advertising associated with our distribution of related souvenir merchandise and apparel.  There can be no assurance that such advertising, promotional and other marketing campaigns will be successful or will generate revenue or profits.

Because we depend on continued growth in use of the Internet and online commerce, if such growth does not occur, our business may fail.

Our ability to expand our delivery platforms and penetrate new markets could be stagnated without continued growth in the use and efficient operation of the Internet. Web-based markets for information, products and services are new and rapidly evolving. If Internet usage does not continue to grow or grows slower than anticipated, we may be unable to secure new sponsorship and subscription arrangements for our offerings. To the extent the social networking portion of our business relies on web-based delivery platforms; our operations will also be dependent on adequate network infrastructure, consistent quality of service and availability to customers of cost-effective, high-speed Internet access. Our social networking operation is online and is entirely dependent on the Internet. If our systems cannot meet customer demand for access and reliability, these requirements will not be satisfied, and customer satisfaction could degrade substantially, adversely affecting our prospects for market penetration and profitability.

Risks Associated with Management and Control Persons

Because our management is inexperienced in operating an online magazine, our business plan may fail.

Prior to initiating operations, our management did not have any specific training in running a business publishing an online magazine and since our inception, management has gained only limited experience. With no direct training or limited experience in this area, our management may not be fully aware of many of the specific requirements related to working within this industry. As a result, our management may lack certain skills that are advantageous in managing our company. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

The event promotion business is uniquely dependent upon personal relationships, as promoters and executives within the promotional companies leverage their existing network of relationships with artists, agents and managers in order to secure the rights to events which are critical to our success. Due to the importance of those industry contacts to our business, the loss of David Woo or other key personnel could adversely affect our operations. We have not entered into employment agreements with any of our key individuals to protect our interests in those relationships and we can give no assurance that all or any of these key individuals will remain with us or will retain their associations with key business contacts.

We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

Because certain shareholders, including our President and Director, David Woo, own an aggregate of 76.69% of our outstanding common stock, investors may find that corporate decisions influenced by David Woo are inconsistent with the best interests of other stockholders.

David Woo is our President and Director. He owns 2,000,000 shares (38.34%) of the total outstanding shares of our common stock. DJ Esquivel and Drew Bernardo each own 1,000,000 shares (19.17% each) of our common stock for an aggregate of 4,000,000 shares, or 76.69% of our issued and outstanding stock between those three persons. Accordingly, Mr. Woo, Mr. Esquivel and Mr. Bernardo will collectively have an overwhelming influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of these shareholders may still differ from the interests of the other stockholders.

Risks Related to Legal Uncertainty

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we are not granted full protection for property rights over our name and trademark, we may have difficulty safeguarding our name or the public’s identification of our brand resulting in a potential loss of any competitive advantage.

Our success will depend, in part, on our ability to obtain and enforce intellectual property rights over our name and trademark in both the United States and other countries. To date, we have filed and obtained federal trademark registrations on “LIVE BREW” and on “MOJO REPUBLIK”. We have also registered the domain name of our web site, www.mojorepublik.com and our related site www.livebrew.com. There can be no assurance that the steps we intend to take to protect our rights will be adequate, that we will be able to secure protections or registrations for our rights or marks in the United States or in foreign countries or that third parties will not infringe upon our territorial rights or misappropriate our copyrights, trademarks, service marks, domain name and similar proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in certain foreign countries. It is possible that our competitors or others will adopt product or service names similar to ours, thereby impeding our ability to build brand identity which could possibly lead to customer confusion. Our inability to protect our marks adequately could have a material adverse effect on the acceptance of our brand and on our business, financial condition and operating results. In the future, litigation may be necessary to enforce and protect our territorial distribution rights, our trade secrets, copyrights and other intellectual property rights. Litigation would divert management resources and be expensive and may not effectively protect our intellectual property. We may be subject to litigation for claims of infringement of the rights of others or to determine the scope and validity of the territorial and/or intellectual property rights of others. If other parties file applications for marks used or registered by us, we may have to oppose those applications and participate in administrative proceedings to determine priority of rights to the mark, which could result in substantial costs to us due to the diversion of management’s attention and the expense of such litigation, even if the eventual outcome is favorable to us. Adverse determinations in such litigation could result in the loss of certain of our proprietary rights, subject us to significant liabilities, and require us to seek licenses from third parties or prevent us from selling our products and services. Any of these results could have a material adverse effect on the acceptance of our brand and on our business, financial condition and operating results.

Because we may be liable for invasion of privacy or misappropriation by others of our users' information, our reputation and financial results could be adversely affected if the security of such information is compromised.

Some of our services require the disclosure of sensitive information by the user. We rely on a number of security systems for our services to protect this information from unauthorized use or access. We cannot predict whether new technological developments could circumvent these security measures. If the security measures that we use to protect such information are ineffective, we may be subject to liability, including claims for invasion of privacy, impersonation, unauthorized purchases with credit card information or other similar claims. In addition, the Federal Trade Commission and several states have investigated the use of personal information by certain Internet companies. We could incur significant expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

If our reputation is harmed, our business may suffer.

Our ability to attract and retain customers and employees may be adversely affected to the extent our reputation is damaged. If we fail, or appear to fail, to deal with various issues that may give rise to reputational risk, we could harm our business prospects. These issues include, but are not limited to, appropriately dealing with potential conflicts of interest, legal and regulatory requirements, ethical issues, money-laundering, privacy, record-keeping, marketing and sales practices, delivering products and services of high quality and the proper identification of the legal, credit, liquidity, and market risks inherent in our business. Failure to appropriately address these issues could also give rise to additional legal risk to us, which could, in turn, increase the size and number of claims and damages asserted against us or subject us to regulatory enforcement actions, fines, and penalties.

Because there is the risk of personal injuries and accidents in connection with our live entertainment events, we could be subjected to personal injury or other claims which would increase our expenses, as well as reduce attendance at our live entertainment events, causing a decrease in our revenue.

There are inherent risks involved with producing live entertainment events. As a result, personal injuries and accidents have, and may, occur from time to time, which could subject us to claims and liabilities for personal injuries. Incidents in connection with our live entertainment events at any of our venues or venues that we rent could also result in claims, reducing operating income or reducing attendance at our events, causing a decrease in our revenue.  While we maintain insurance policies that provide coverage within limits that are sufficient, in management’s judgment, to protect us from material financial loss for personal injuries sustained by persons at our venues or accidents in the ordinary course of business, there can be no assurance that such insurance will be adequate at all times and in all circumstances.

Risks Related to Our Securities

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

We are listed for quotation on the OTCBB under the symbol “REPU” but do not currently have an active trading market and no market maker is making a market in our stock. If a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 896,000 shares of our common stock through this prospectus. The outstanding shares of common stock covered by this prospectus represent approximately 17.18% of the common shares outstanding as of the date of this prospectus. Should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.

If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock. Our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

If a public market for our common stock develops, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

Because our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC in order for shares of our common stock to remain eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  The actual results could differ materially from our forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.05 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

We are listed for quotation on the OTCBB under the symbol “REPU” but do not currently have an active trading market and no market maker is presently making a market in our stock.  If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 896,000 shares of common stock offered through this prospectus. These shares were acquired from us in an offering that was exempt from Registration pursuant to Rule 504 of Regulation D of the Securities Act of 1933, as amended.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of April 22, 2010, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

The named parties beneficially own and have sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 5,216,000 shares of common stock outstanding on April 22, 2010.

Name and Address of Selling Shareholder	Shares Owned Prior to This Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Terry Chevrier 174 Kulipuu St. Kihei, HI 96753	170,000	170,000	0	0
Daniel Stakleff 639 Elliott Peak Ave. Las Vegas, NV 89123	33,000	33,000	0	0
Dagna Iglikowski 217 Chestnut Ridge Cir. Henderson, NV 89102	5,000	5,000	0	0
Shawn Bowne 3240 Ventana Hills Drive Las Vegas, NV 89117	33,000	33,000	0	0
John Ehler 2510 E. Sunset Rd. #543 Las Vegas, NV 89120	40,000	40,000	0	0
Rex Mitchell 181 E Desert Rose Henderson, NV 89105	5,000	5,000	0	0
Henry Lee 1000 Tucker Road Dartmouth, MA 02747	3,000	3,000	0	0
Yin K Mak 725 Pleasant St (Apt. 3) New Bedford, MA 02740	2,500	2,500	0	0
Kwok S. Leung 725 Purchase St. Apt# 209 New Bedford, MA 02740	2,500	2,500	0	0
Sik Chow Tse 725 Purchase St. Apt# 3 New Bedford, MA 02740	2,500	2,500	0	0
Bobby Bouley 364 Division Rd. So. Dartmouth, MA 02748	3,000	3,000	0	0

Karen Cardoza 52 Allen St. Acushnet, MA 02743	3,000	3,000	0	0
David Cardoza 52 Allen St. Acushnet, MA 02743	4,000	4,000	0	0
Richie Viens 10 Spring St. Apt# 201 Fairhaven, MA 02719	4,000	4,000	0	0
Charles Hurburt 171 North Street Mattapoisett, MA 02739	2,500	2,500	0	0
Jadine Loo-Dixon 3 Randall Ln. Mattapoisett, MA 02739	3,000	3,000	0	0
Robert Lee 1000 Tucker Rd. N. Dartmouth, MA 02747	3,000	3,000	0	0
Jenny Ne 797 Tucker Rd. Dartmouth, MA 02747	2,500	2,500	0	0
Shu Ung Mak 725 Purchase St. (Apt. 2) New Bedford, MA 02790	2,500	2,500	0	0
Mona Woo 260 Pitman St. New Bedford, MA 02746	230,000	230,000	0	0
Jared Zelski 260 Pitman St. New Bedford, MA 02746	5,000	5,000	0	0
Catherine Lamarr 2758 Rebano St. Henderson, NV 89052	5,000	5,000	0	0
Cale Hughes 6245 Mythic Atlantis Ave Las Vegas, NV 89139	80,000	80,000	0	0
Joe Jaramillo 1543 Dusty Canyon St. Henderson, NV 89052	3,500	3,500	0	0
Justin Donald 7800 Meadowrobin Ave. Las Vegas, NV 89131	80,000	80,000	0	0
Roger Moran 2851 S. Decatur Blvd. # 80 Las Vegas, NV 89102	80,000	80,000	0	0
Steven Brooks 1855 Bogey Way Henderson, NV 89074	2,500	2,500	0	0

Jon Ches Kromroy 5308 Caprock Canyon Ave. Las Vegas, NV 89139	2,000	2,000	0	0
Wanda Zambuto 9524 Catalina Cove Las Vegas, NV 89147	2,000	2,000	0	0
Anthony Zambuto 9524 Catalina Cove Las Vegas, NV 89147	2,000	2,000	0	0
John Ward 1309 Cadence St. Henderson, NV 89052	80,000	80,000	0	0

None of the selling shareholders; (1) has had a material relationship with us other than as a shareholder at any time within the past three years; (2) has been one of our officers or directors; or (3) are broker-dealers or affiliate of broker-dealers.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

We are quoted on the OTCBB under the symbol “REPU” but do not currently have an active trading market and no market maker is presently making a market in our stock.  If our common stock becomes actively traded on the OTCBB, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	the market price of our common stock prevailing at the time of sale;
2.	a price related to such prevailing market price of our common stock, or;
3.	such other price as the selling shareholders determine from time to time.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.

We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Our agent for service of process in Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Directors, Executive Officers, Promoters and Control Persons

Our sole executive officer and director, and his age as of March 1, 2010 is as follows:

Name	Age	Position Held with the Company
David Woo	57	President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, and Director

Set forth below is a brief description of the background and business experience of our of our sole executive officer and director.

David Woo has been our President, CEO, CFO, and sole director since our inception in 2007.  From 2002 through 2007, Mr. Woo was a founder and President of Innovation Flooring + Furniture Design LLC, a flooring and furniture company based in Las Vegas, Nevada.  Mr. Woo is a 1974 graduate of the School of the Worcester Art Museum.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We do not currently have any significant employees aside from David Woo. We do not have employment agreements in place with him.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Committees of the Board

We do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our directors believe that it is not necessary to have such committees, at this time, because the functions of such committees can be adequately performed by the board of directors.

We do not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for directors. The board of directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to the board of directors and we do not have any specific process or procedure for evaluating such nominees. The board of directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our President and director, David Woo, at the address appearing on the first page of this annual report.

Code of Ethics

As of December 31, 2009, we had not adopted a Code of Ethics for Financial Executives, which would include our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 22, 2010, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Name and Address of Beneficial Owners of Common Stock	Title of Class	Amount and Nature of Beneficial Ownership1	% of Common Stock2
David Woo PO Box 778146 Henderson, Nevada 89077	Common Stock	2,000,000 Shares	38.34%
DIRECTORS AND OFFICERS – TOTAL		2,000,000 Shares	38.34%

5% SHAREHOLDERS
DJ Esquivel 5940 S. Rainbow Blvd. Las Vegas, NV 89118	Common Stock	1,000,000	19.17%
Drew Bernardo 6623 Las Vegas Blvd South, Ste. 220 Las Vegas, Nevada	Common Stock	1,000,000	19.17%
5% Shareholders – Total		3,000,000	76.68%

1.
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

2.	The percentage shown is based on denominator of 5,216,000 shares of common stock issued and outstanding for the company as of April 22, 2010.

Description of Securities

Our authorized capital stock consists of 90,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of April 22, 2010, there were 5,216,000 shares of our common stock issued and outstanding.  Our shares are held by thirty-seven (37) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by  our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

In the event that a dividend is declared, common stockholders on the record date are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available.

There are no restrictions in our Certificate of Incorporation or bylaws that restrict us from declaring dividends. The Delaware General Corporation Law provides that a corporation may pay dividends out of surplus, out the corporation's net profits for the preceding fiscal year, or both provided that there remains in the stated capital account an amount equal to the par value represented by all shares of the corporation's stock raving a distribution preference.

Pre-emptive Rights

Holders of common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the DGCL, which applies to "business combinations" such as a merger, asset or stock sale or other transaction that result in financial benefit to an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of a corporation's outstanding voting stock. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a "business combination” with an "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder, unless:

•
prior to entering into the business combination, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This provision may have the effect of delaying, deterring or preventing a change in control over us without further actions by our stockholders.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane Clark, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

Seale and Beers, CPAs, LLC, Independent Registered Public Accounting Firm has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Seale and Beers, CPAs LLC, Independent Registered Public Accounting Firm has presented their report with respect to our audited financial statements. The report of Seale and Beers, CPAs LLC, Independent Registered Public Accounting Firm is included in reliance upon their authority as experts in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court's decision.

Organization within the Last Five Years

We were incorporated as MojoRepublik, Inc. in the State of Delaware on September 10, 2007, for the purpose of developing an Internet-based entertainment, lifestyle, and design magazine. On October 1, 2008, we changed our name to Republik Media and Entertainment, Ltd. MojoRepublik LLC, our wholly owned subsidiary, was organized on June 14, 2007 in the State of Nevada. We develop and run our Site through MojoRepublik LLC. Live Brews, LLC, our wholly owned subsidiary, was organized on May 23, 2008 in the State of Nevada.  We engage in even production and promotion activities through Live Brews, LLC.

David Woo, our President and Director, is a person that may be described as a “promoter” as defined in Rule 405 of the Securities Act by virtue of his role in founding and organizing our company.

Our fiscal year end is June 30.

Description of Business

Mojorepublik LLC

We are engaged in the business of developing and promoting an Internet-based entertainment, lifestyle, and design website through our wholly-owned subsidiary, MojoRepulik LLC. We have attempted, and had limited success, selling advertising on our Site to generate revenue.  We have designed our Site with the intention of appealing to individuals who follow the latest entertainment, lifestyle, fashion, and design trends.  While it is our desire to continuously upgrade and update our Site, at this point in time we do not possess the financial resources necessary to perform any significant upgrading of the Site.  Additionally, insufficient capital prevents us from providing continuous updates of the Site.  We do possess the capacity, however, to sporadically update the Site, and do so with pictures of concert and club goers.  In the event we are able to obtain additional financial resources, we plan to continue to provide both design and content on our Site that will attract such individuals as viewers and customers.

To date the Site has provided local content for Las Vegas.  In the future, if the Las Vegas website becomes profitable, we intend to provide local content for multiple communities, beginning with Los Angeles, California, and Austin, Texas, and expanding to more communities as we grow. Contingent upon successful expansion in Los Angeles and Austin, we will expand into other cities, including San Diego, California; Phoenix, Arizona; San Francisco, California; and Seattle, Washington. Should we meet with operational success in the foregoing round of cities, we will expand into cities in other areas of the United States. As part of our future expansion we also intend to provide more generalized content relevant to our customers who are not residents of any of the communities for which we plan to provide localized content.

Las Vegas was selected as the original city because it is known as the “Entertainment Capital of the World.” Not only is Las Vegas among the fastest growing cities in America with a vibrant and growing night life for locals, but the city is also a major travel destination.  Los Angeles and Austin were selected for the initial round of expansion for the following reasons:

•
Los Angeles is known as the “Film Capital of the World.” It is the second largest city in the United States, has the second largest television market, is a popular home for celebrities, and has an active night life as well.

•
Austin is known as the “Live Music Capital of the World” and was rated by Forbes as one of the “Top 3 Best Places to Live.” It hosts over 1500 live acts per night, and has an abundance of clubs and night spots for our photographers to frequent in their marketing activities.

Web Site

Our Internet Site has been available to the public since October 15, 2007. Initially, we drove traffic to our Site primarily through the use of photographers at local clubs and events. Customers at these clubs and events represent our target audience. Photographers would hand out promotional cards for our Web Site, directing photography subjects and others to our Site. Promotional cards informed club patrons that they would be able to view the photos of themselves, their friends, and others on our Web Site, save the photos in order to print them later, and email them to friends and family.  Because of a lack of operational funds we no longer hire photographers. Should sufficient operational funds become available, either through a capital raise or revenue generated by the Site, then it is our intent to again hire photographers and use them in the manner described to drive traffic to our Site

Content

We seek diverse contributors to create a broad view of pop culture and trends for our Site viewers. Our Site’s content is focused on Entertainment which is an umbrella under which we cover the following:

1.	Entertainment:
▪	Nightlife – nightclub culture including club events, promotions, parties, local nightspots, and eateries.
▪	Music Arts –musical icons, upcoming musicians, critiques, and interviews.
▪	Live Music – articles and streaming media of live concerts as well as information such as tour itineraries and recording studios.

Our articles, interviews, and editorials are commissioned on the same contract basis that many print magazines utilize. As a result, our current lack of operational capital has recently prevented us from commissioning new articles, interviews, and editorials.  If additional capital becomes available then we will bring current our Entertainment coverage.

If, in the future, we possess sufficient capital to upgrade and expand our Site, we would like the Site’s content to include the following three categories:

1.
Lifestyle – This category will focus on modern living with topics that appeal to a design-oriented community. Articles will include design, art, interior design, travel, beauty, green and healthy living, books, urban living, social events, sports, and cooking.

2.	Fashion – Our Fashion category will include regular fashion layout spreads and interviews with designers, manufacturers, and models. A focus on fashion is intended to attract advertisers.

3.	Design – Content will include design topics such as architecture, technology, automobiles, local and national high-rise development projects, interior design, and modern art.

If we are able to expand the Site, then in addition to the major content categories previously described, we intend to provide the following local content relevant to each of our destination cities:.

1.	Events – Club events, restaurant openings, live concerts, and theatrical plays.

2.	Hot Spots –Popular destinations such as night clubs, restaurants, fashion boutiques, and art galleries.

3.	Trendsetters – Entrepreneurs, charities, developers, artists, designers.

Live Brews, LLC

We are engaged in the organization and promotion of live events, ranging from concerts to brew tasting, through our wholly-owned subsidiary, Live Brews, LLC. We take advantage of the entertainment industry contacts of our President to schedule entertainers for such events. We promote these events as heavily as possible (including on our Site) and attempt to generate enough revenue through ticket sales, advertising, and cross-promotions to generate a net profit for the events. More importantly, however, we use the events to promote our Site as much as possible, driving traffic through signage, marketing materials, and event photographers.

The first event we produced was a brew tasting event with live music at the MGM Grand in Las Vegas, NV on June 27, 2008. We provided over 50 premium, specialty beers and microbrews, hors d’oeuvres, and live music. The bands were The Skooners, and Draw the Line, the only Aerosmith Tribute band endorsed by Aerosmith. While attendance and revenues were within our budget, we had some unexpected last-minute expenses that kept the event from generating a net profit. However, the event served to drive significant traffic to our Site, as well as to establish our reputation as event producers and promoters in the Las Vegas area.

Subsequently, we had tentatively planned a second, similar event for May of 2009. We had planned to host a small festival at the Clark County Amphitheatre, a venue with capacity for 5,000 people. The festival would have had brew tasting and live music. This festival was ultimately not staged because of budgetary concerns for both Clark County and ourselves.  We explored staging the Festival with the City of Henderson, a municipality located within Clark County, but the City of Henderson’s budgetary concerns derailed this effort.  As a result of ours and the governments’ budgetary concerns, the festival has been postponed indefinitely.  We do not anticipate being able to stage further events unless we receive additional capital.

Competition

We compete with a number of established companies who publish online magazines, and with others who produce and promote festivals, concerts, and other events. These companies enjoy brand recognition which exceeds that of our brand name and have significantly greater financial, distribution, advertising, and marketing resources than we do. We compete primarily on the basis of the quality of our Product. Providing one location where readers can get all the information they need on pop culture and local events is a relatively unique approach, which we hope will allow us to compete in this arena. We believe that our success will depend upon our ability to remain competitive in our Product area. The failure to compete successfully in the future could result in a material deterioration of customer loyalty and our image and could have a material adverse effect on our business.

We also have a number of competitors using similar direct marketing strategies combined with guerilla marketing. These competitors also use photographers to take pictures of their target audience at events and nightclubs, which they then post on their own web sites. Our competitors include:

•
Spy on Vegas - www.spyonvegas.com – Spy On Vegas contains listings of Events; Nightspots, which is a listing of clubs; Members, a gallery of event photos; and an Edit My Profile section. They do not provide editorial content.

•
Napkin Nights - www.napkinnights.com - Napkin Nights is a complete interactive resource for individuals seeking information on local nightlife. They offer no articles and little content. Their photographers take pictures at local events in Phoenix, Las Vegas, San Diego, Sacramento, and San Francisco.

We intend to differentiate ourselves from our competitors by providing a broader social content that is less discriminating, aimed to attract an even larger target audience. Rival online competitors, using similar strategies of taking photographs at events as a marketing tool, are primarily focused on the nightlife club scene with little or no editorial content. Their web sites consist primarily of photos and listings of linked events. We are an online magazine with an expanded portfolio of editorial content that we feel will attract a larger target audience. As with other aspects of our business plan, implementation of this portion of our plan is contingent upon us raising additional capital.

Intellectual Property

We have registered the domain name of our primary web Site, MojoRepublik.com and also www.LiveBrew.com. In addition, we have secured federal trademark registrations on “LIVE BREW” and on “MOJO REPUBLIK”.  To date, we do not yet own any other patent, trademark, or legally enforceable claim to proprietary intellectual property (See “Risk Factors”).

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Regulatory Matters

We are unaware of and do not anticipate having to expend significant resources to comply with any governmental regulations relating to online publishing. We are subject to the laws and regulations of those jurisdictions in which we plan to promote events, which are generally applicable to general business operations, such as transactional regulations, business licensing requirements, income taxes and payroll taxes. In general, our website is not subject to special regulatory and/or supervisory requirements.  We do have professional promoter licenses for each of Clark County, Las Vegas, and Henderson, Nevada.

Employees

Our only employee is our President and sole director, David Woo.  We have no other employees. Our President oversees all of our limited operations.  In the event we are able to expand our current operations, we would also need to expand our current management to retain skilled directors, officers, and employees with experience relevant to our business focus as business conditions warrant.

Subsidiaries

We conduct all of our business operations through our wholly-owned subsidiaries, MojoRepublik, LLC, which was organized in the state of Nevada on June 14, 2007, and Live Brew, LLC, which was organized in the state of Nevada on May 23, 2008.

Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with environmental laws.

Description of Property

At this time we do not have full time office space.  To the extent that we require formal office space from time to time, we have arranged to borrow space from Drex Agency, the firm that designed our website, at 6623 Las Vegas Blvd South, Ste. 220, Las Vegas, Nevada. .

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Historical results and trends should not be taken as indicative of future operations. Management's statements contained in this report that are not historical facts are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "prospects," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Event Promotion

All event promotion occurs in our wholly-owned subsidiary, Live Brew.com LLC. Our current lack of capital has forced us to indefinitely postpone our event promotion. If we are able to raise additional capital, then we intend to produce additional events in an attempt to generate revenue. Further, we intend to send photographers to all events that we help promote as part of our promotion. By taking and posting photographs of the event on our Site, we will generate interest in the event for the following year which will be a sales point in seeking clients for further event promotion. More importantly, photographers at music festivals, art festivals, concerts, and other events will serve to drive significant traffic to our Site as described below. All of our event production and promotion activities will ultimately serve to drive traffic to our Site, if this occurs, then we anticipate that this Site traffic should increase our appeal to advertisers.

Driving Traffic to Web Site

Our success relies heavily on our ability to attract visitors to our Site. If we are able to drive a heavy level of traffic to our site, we are confident in our ability to generate advertising revenue based upon our traffic. To increase revenue, we must attract a high volume of consumers to our Site. The online market is becoming more competitive, so driving traffic to web sites is generally becoming more expensive. The highest rated sites are firmly established, and highly relevant to the search queries they attract, so they receive quite a bit of natural traffic flow. To attract more visitors and increase revenue, less established sites must often pay more for advertising.

We do not currently possess the operational capital to market the Site. If we are able to raise additional capital, then we will resume our hybrid strategy of conventional direct marketing and undercover marketing to increase traffic in the most cost-effective way possible. Undercover marketing is also known as “guerilla” or “buzz” campaigning. Our approach to undercover marketing involves photographers in designated cities capturing patrons at popular clubs and other nightspots. Customers at these clubs represent our target audience. Photographers will hand out promotional cards for our Web Site, directing photography subjects and others to our Site. Promotional cards will inform club patrons that they will be able to view the photos of themselves, their friends, and others on our Web Site, save the photos in order to print them later, and email them to friends and family. In the past, when we had operational capital, we engaged photographers and found that these activities generated the majority of the traffic coming to our Site.  However, we do not currently possesses sufficient capital to hire photographers, and we do not anticipate being able to hire them in the future unless we receive additional capital.

In addition to undercover marketing at clubs and other popular night spots, we intend to develop reciprocal advertising relationships with online dating and social networking Internet sites, such as MySpace.com. Will intend to drive traffic to their site and allow them to drive traffic to our site, as the profiles of our target customers are very similar.

In addition to undercover marketing at clubs and other popular night spots, we can generate traffic to our Site if the Site appears at the top of search engine searches for phrases relating to clubs, design, fashion, entertainment, etc. Initially we have relied upon our Web designers to build our site in a way that we are at the top of search engine searches. A site can also appear at the top of search engine searches by paying popular search engines to place them there. We do not currently possess sufficient capital to pay for search engine placement, but, if additional capital becomes available, we are willing to pay popular search engines for top placement if we determine such placement would be beneficial.

We have relied upon our club and event based photographers, word of mouth and search engine placement to generate traffic to our Site. We have focused on drawing a high volume of visitors to our Site in the hopes that this traffic would lead to a high Internet traffic ranking value and, therefore, high advertising sales potential. Because we have been unable to sustain these marketing efforts we have not generated the volume of traffic necessary to attract advertisers. If we receive an infusion of capital then we intend to resume our marketing efforts with the goal of generating a high volume of traffic, thereby hopefully increasing our appeal to advertisers.

Intellectual Property Protection

Our business depends, in part, on the protection of our intellectual property, including our business name, logo, and distinctive branding. We have registered the domain name of our primary web Site, MojoRepublik.com and also for www.LiveBrew.com. In addition, we have secured federal trademark registrations on “LIVE BREW” and on “MOJO REPUBLIK”.  To date, we do not yet own any other patent, trademark, or legally enforceable claim to proprietary intellectual property (See “Risk Factors”).

Significant Equipment

We do not intend to purchase any significant equipment for the next twelve months.

Expenses

At present we lack the capital necessary to pursue our business plan.  Were we able to raise the necessary capital, we estimate the costs to implement our business strategy over the following twelve months would be substantially as follows:

•
Event Production and Promotion, which will consist of the production and promotion of our own music festival as well as the promotion of other events. We expect such costs to include food and beverage expenses, licensing, permits, insurance, and the costs of bands and other entertainment. We estimate Production and Promotion expenses for the next twelve months will be approximately $50,000;

•
Site Content and Development costs consist of the expenses associated with maintaining and constantly redesigning our Site, including: photographers, writers, graphic artists, web hosting companies, and Site developers. While our costs in this area are significantly reduced because of the significantly reduced rate provided by our Site developer, Drex Agency, we still anticipate our Site Content and Development expenses for the next twelve months to be approximately $50,000; and

•
General and Administrative costs consist of the daily operational expenses, which are expected to include, but are not necessarily limited to, salaries for administrative personnel, insurance, Professional fees consisting of the costs associated with the legal and accounting services we will require to maintain compliance with reporting and other requirements, and all other general expenses. General and administrative costs are expected to be approximately $100,000 for the next twelve months.

We intend to obtain business capital through the use of private equity fundraising or shareholders loans. We anticipate that, in time, the primary source of revenues for our business model will be from online advertisers.

Significant Equipment

We do not intend to purchase any significant equipment for the next twelve months.

Results of Operations for the three and six months ended December 31, 2009 and December 31, 2008, and Period from September 10, 2007 (date of inception) until December 31, 2009

We generated no gross revenue for the three and six months ended December 31, 2009 and $80 and $270 of gross revenue for the three and six months ended December 31, 2008. For the period from September 10, 2007 (Date of Inception) until December 31, 2009, we generated gross revenue of $8,523.

Our Operating Expenses during the three month period ended December 31, 2009 equalled $36,845, consisting primarily of $35,515 in professional fees, compared with $29,545, consisting primarily of $4,397 in advertising and promotion, $5,636 of general and administrative expenses and $18,358 of professional fees, for the three month period ended December 31, 2008.  We had $0 of other income and interest expense of $1,065 for the three month period ended December 31, 2009 and other income of $2 and no interest expense for the three month period ended December 31, 2008.  We therefore, recorded a net loss of $37,550 for the three months ended December 31, 2009 and $29,463 for the three months ended December 31 2008.

Our Operating Expenses during the six month period ended December 31, 2009 equalled $62,754, consisting primarily of $60,845 in professional fees, compared with $74,753, consisting primarily of $11,688 in advertising and promotion, $17,844 of general and administrative expenses and $43,412 of professional fees, for the six month period ended December 31, 2008.  We had $0 of other income and interest expense of $2,130 for the six month period ended December 31, 2009 and other income of $5 and interest expense of $1,780 for the six month period ended December 31, 2008.  We therefore, recorded a net loss of $64,884 for the six months ended December 31, 2009 and $76,258 for the six months ended December 31 2008.

Our Operating Expenses during the period from September 10, 2007 (Date of Inception) until December 31, 2009 equalled $252,162, consisting of $53,126 in advertising and promotion costs, $152,678 in professional fees, $6,431 in website expenses, and $39,317 in general and administrative expenses. We had other income of $104 and interest expense of $6,729 for the period. We therefore, recorded a net loss of $250,264 for the period from September 10, 2007 (Date of Inception) until December 31, 2009

Results of Operations for the years ended June 30, 2009 and 2008

Our revenue reported for the year ended June 30, 2009 was $7,700, compared with $5,963 for the year ended June 30, 2008. Our revenue generated for both periods was attributable to the sale of advertising and revenue generated by our live event.

Our operating expenses for the year ended June 30, 2009 was $116,391, compared with $77,747 for the same period ended June 30, 2008.  The primary expenses for the year ended June 30, 2009 were professional fees. The primary expenses for the year ended June 30, 2008 where advertising and promotion and general and administrative expenses.  We recorded a net loss of $113,299 for the year ended June 30, 2009 and $72,562, for the year ended June 30, 2008.

Liquidity and Capital Resources

As of December 31, 2009, we had total current assets of $765, all in Cash. Our total current liabilities as of December 31, 2009 were $231,894, consisting primarily of $154,073 in Accounts Payable and Accrued Expenses and $61,091 in Related Party Payables.  Thus, we have a working capital deficit of $231,129 as of December 31, 2009.

Operating activities used $1,864, $41,998 and $95,983 in cash for the six months ended December 31, 2009, six months ended December 31, 2008 and for the period from September 10, 2007 (Date of Inception) until December 31, 2009, respectively.

Our net loss of $64,484, 76,258 and $250,264 for the six months ended December 31, 2009, six months ended December 31, 2008 and for the period from September 10, 2007 (Date of Inception) until December 31, 2009, respectively, offset by Accounts Payable and Accrued Expenses of $60,767, $32,658 and $154,073 for the six months ended December 31, 2009, six months ended December 31, 2008 and  for the period from September 10, 2007 (Date of Inception) until December 31, 2009, respectively, were the primary components of our negative operating cash flow for the six months ended December 31, 2009 and 2008 and for the period from September 10, 2007 (Date of Inception) until December 31, 2009, respectively.

Financing Activities generated $0 in cash for the six months ended December 31, 2009, and $43,000 for the six months ended December 31, 2008 consisting entirely of proceeds from related party payables. Financing activities generated $97,971 in cash during the period from September 10, 2007 (Date of Inception) until December 31, 2009, due to proceeds of $63,091 from related party payables, $10,000 from notes payable, and $26,880 from common stock issued.

As of December 31, 2009, we have insufficient cash to operate our business at the current level for the next twelve months and insufficient cash to achieve our business goals. The success of our business plan during the next 12 months and beyond is contingent upon us obtaining additional financing. We hope to obtain business capital through the use of private equity fundraising or shareholders loans. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Research and Development

We will not be conducting any product research or development during the next 12 months.

Off Balance Sheet Arrangements

As December 31, 2009, there were no off balance sheet arrangements.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is currently listed for quotation on the OTC Bulletin Board (“OTCBB”), which is sponsored by FINRA. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. Our shares are quoted on the OTCBB under the symbol “REPU.”

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTCBB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending June 30, 2009
Quarter Ended	High $	Low $
July 30, 2009	0	0
March 31, 2009	0	0
December 31, 2008	N/A	N/A
September 30, 2008	N/A	N/A

Fiscal Year Ending June 30, 2008
Quarter Ended	High $	Low $
July 30, 2008	N/A	N/A
March 31, 2008	N/A	N/A
December 31, 2007	N/A	N/A
September 30, 2007	N/A	N/A

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have thirty-seven (37) holders of record of our common stock.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the OTCBB.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers for all services rendered in all capacities to us for fiscal years ended June 30, 2009 and 2008.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Woo, President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, and Director	2009 2008	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Narrative Disclosure to Summary Compensation Table

Although we do not currently compensate our officers, we reserve the right to provide compensation at some time in the future. Our decision to compensate officers depends on the availability of our cash resources with respect to the need for cash to further business purposes.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of June 30, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
David Woo	-	-	-	-	-	-	-	-	-

Stock Option Grants

We have not granted any stock options to the executive officers or directors since our inception.

Director Compensation

We do not pay any compensation to our directors at this time. However, we reserve the right to compensate our directors in the future with cash, stock, options, or some combination of the above.

We have not reimbursed our directors for expenses incurred in connection with attending board meetings nor have we paid any directors fees or other cash compensation for services rendered as a director in the year ended June 30, 2009.

Stock Option Plans

We did not have a stock option plan as of June 30, 2009.

Financial Statements

Index to Financial Statements Required by Article 8 of Regulation S-X:

F-1	Balance Sheets as of December 31, 2009 (unaudited) and June 30, 2009 (audited);
F-2	Statements of Operations for the three months and six months ended December 31, 2009 and 2008, and period from August 2, 2007 (Inception) to December 31, 2009 (unaudited);
F-3	Statement of Stockholders’ Deficit for period from August 2, 2007 (Inception) to December 31, 2009 (unaudited);
F-4	Statements of Cash Flows for the three months and six months ended December 31, 2009 and 2008, and period from August 2, 2007 (Inception) to December 31, 2009 (unaudited);
F-5	Notes to Financial Statements;

Audited financial statements

F-8	Report of Independent Registered Public Accounting Firm
F-9	Balance Sheet as of June 30, 2008 and June 30, 2009;
F-10	Statement of Operations for the years ended June 30, 2008 and June 30, 2009 , and for the periods from September 10, 2007 (Date of Inception) through, and June 30, 2009;
F-11	Statements of Stockholders’ Equity (Deficit) for the period from September 10, 2007 (Date of Inception) through June 30, 2009;
F-12	Statement of Cash Flows for the years ended June 30, 2008 and June 30, 2009, and for the period from September 10, 2007 (Date of Inception) through June 30, 2009
F-13	Notes to Financial Statements

REPUBLIK MEDIA AND ENTERTAINMENT, LTD.
(A Development Stage Company)
Consolidated Balance Sheets

ASSETS
	December 31, 2009	June 30, 2008
	(Unaudited)
CURRENT ASSETS

Cash	$765	$2,629

Total Current Assets	765	2,629

EQUIPMENT, net	613	735

TOTAL ASSETS	$1,378	$3,364

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$154,073	$93,306
Accrued interest payable	1,452	852
Accrued interest payable - related party	5,278	3,747
Related party payables	61,091	61,091
Notes payable	10,000	10,000

Total Current Liabilities	231,894	168,996

TOTAL LIABILIITES	231,894	168,996

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, $0.00001 par value, 10,000,000 shares authorized, -0- shares issued and outstanding	-	-
Common stock, $0.00001 par value, 100,000,000 shares authorized, 5,216,000 shares issued and outstanding	52	52
Additional paid-in capital	19,696	19,696
Deficit accumulated during the development stage	(250,264)	(185,380)

Total Stockholders' Equity (Deficit)	(230,516)	(165,632)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$1,378	$3,364

The accompanying notes are an integral part of these consolidated financial statements.

REPUBLIK MEDIA AND ENTERTAINMENT, LTD.
(A Development Stage Company)
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,		From Inception on September 10, 2007 Through December 31,
	2009	2008	2009	2008	2009
		(Restated)		(Restated)

REVENUES	$-	$80	$-	$270	$8,523

OPERATING EXPENSES

Advertising and promotion	75	4,397	132	11,688	53,126
Depreciation expense	61	61	122	122	610
Professional fees	35,515	18,358	60,845	43,412	152,678
Website expenses	594	1,093	1,187	1,687	6,431
General and administrative	240	5,636	468	17,844	39,317

Total Operating Expenses	36,485	29,545	62,754	74,753	252,162

LOSS FROM OPERATIONS	(36,485)	(29,465)	(62,754)	(74,483)	(243,639)

OTHER INCOME AND EXPENSE

Interest income	-	2	-	5	104
Interest expense	(1,065)	-	(2,130)	(1,780)	(6,729)

Total Other Expenses	(1,065)	2	(2,130)	(1,775)	(6,625)

NET LOSS BEFORE TAXES	(37,550)	(29,463)	(64,884)	(76,258)	(250,264)

Income taxes	-	-	-	-	-

NET LOSS	$(37,550)	$(29,463)	$(64,884)	$(76,258)	$(250,264)

BASIC LOSS PER COMMON SHARE	$(0.01)	$(0.01)	$(0.01)	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,216,000	5,216,000	5,216,000	5,216,000

The accompanying notes are an integral part of these consolidated financial statements.

REPUBLIK MEDIA AND ENTERTAINMENT, LTD.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit)

	Common Stock		Additional Paid-In	Deficit Accumulated During the Development	Total Stockholders' Equity
	Shares	Amount	Capital	Stage	(Deficit)

Balance, at inception of the development stage, September 10, 2007	-	$-	$-	$-	$-

Common stock issued in accordance with share purchase agreement for MojoRepublik, LLC on September 10, 2007 at $0.00001	4,320,000	43	(7,175)	-	(7,132)

Shares issued for cash on December 31, 2007 at $0.03 per share	896,000	9	26,871	-	26,880

Net loss from inception through June 30, 2008	-	-	-	(81,194)	(81,194)

Balance, June 30, 2008	5,216,000	52	19,696	(81,194)	(61,446)

Net loss for the year ended June 30, 2009	-	-	-	(104,186)	(104,186)

Balance, June 30, 2009	5,216,000	52	19,696	(185,380)	(165,632)

Net loss for the six months ended December 31, 2009 (unaudited)	-	-	-	(64,884)	(64,884)

Balance, December 31, 2009 (unaudited)	5,216,000	$52	$19,696	$(250,264)	$(230,516)

The accompanying notes are an integral part of these consolidated financial statements.

REPUBLIK MEDIA AND ENTERTAINMENT, LTD.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended December 31,		From Inception on September 10, 2007 Through December 31,
	2009	2008	2009
		(Restated)
OPERATING ACTIVITIES

Net loss	$(64,884)	$(76,258)	$(250,264)
Adjustments to Reconcile Net Loss to Net
Cash Used by Operating Activities:
Acquisition of subsitiary with negative book value	-		(7,132)
Depreciation expense	122	122	610
Changes in operating assets and liabilities:
Accrued interest payable	2,131	1,780	6,730
Accounts receivable	-	(300)	-
Accounts payable and accrued expenses	60,767	32,658	154,073

Net Cash Used in Operating Activities	(1,864)	(41,998)	(95,983)

INVESTING ACTIVITIES

Purchase of machinery and equipment	-	-	(1,223)

Net Cash Used in Investing Activities	-	-	(1,223)

FINANCING ACTIVITIES

Proceeds from related party payables	-	43,000	63,091
Repayments of related party payables	-	-	(2,000)
Proceeds from notes payable	-	-	10,000
Proceeds from issuance of common stock	-	-	26,880

Net Cash Provided by Financing Activities	-	43,000	97,971

NET INCREASE IN CASH	(1,864)	1,002	765

CASH AT BEGINNING OF PERIOD	2,629	5,217	-

CASH AT END OF PERIOD	$765	$6,219	$765

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-	$-
Income Taxes	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

REPUBLIK MEDIA AND ENTERTAINMENT, LTD.
Notes to Consolidated Financial Statements
December 31, 2009 and June 30, 2009

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at December 31, 2009, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these condensed financial statements be read in conjunction  with the financial statements and notes thereto included in the Company's June 30, 2009 audited financial statements.  The results of operations for the period ended December 31, 2009 is not necessarily indicative of the operating results for the full year.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REPUBLIK MEDIA AND ENTERTAINMENT, LTD.
Notes to Consolidated Financial Statements
December 31, 2009 and June 30, 2009

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In May 2009, the FASB issued SFAS 165 (ASC 855-10) entitled “Subsequent Events”.  Companies are now required to disclose the date through which subsequent events have been evaluated by management. Public entities (as defined) must conduct the evaluation as of the date the financial statements are issued, and provide disclosure that such date was used for this evaluation. SFAS 165 (ASC 855-10) provides that financial statements are considered “issued” when they are widely distributed for general use and reliance in a form and format that complies with GAAP. SFAS 165 (ASC 855-10)  is effective for interim and annual periods ending after June 15, 2009 and must be applied prospectively. The adoption of SFAS 165 (ASC 855-10) during the quarter ended September 30, 2009 did not have a significant effect on the Company’s financial statements as of that date or for the quarter or year-to-date period then ended. In connection with preparing the accompanying unaudited financial statements as of September 30, 2009 and for the quarter and nine month period ended September 30, 2009, management evaluated subsequent events through the date that such financial statements were issued (filed with the SEC)..

In June 2009, the FASB issued SFAS 168,  The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. (“SFAS 168” pr ASC 105-10) SFAS 168 (ASC 105-10) establishes the Codification as the sole source of authoritative accounting principles recognized by the FASB to be applied by all nongovernmental entities in the preparation of financial statements in conformity with GAAP. SFAS 168 (ASC 105-10) was prospectively effective for financial statements issued for fiscal years ending on or after September 15, 2009 nd interim periods within those fiscal years. The adoption of SFAS 168 (ASC 105-10) on July 1, 2009 did not impact the Company’s results of operations or financial condition. The Codification did not change GAAP, however, it did change the way GAAP is organized and presented. As a result, these changes impact how companies reference GAAP in their financial statements and in their significant accounting policies. The Company implemented the Codification in this Report by providing references to the Codification topics alongside references to the corresponding standards.

With the exception of the pronouncements noted above, no other accounting standards or interpretations issued or recently adopted are expected to have a material impact on the Company’s financial position, operations or cash flows.

NOTE 4 – NOTES PAYABLE AND RELATED PARTY PAYABLES

The Company has $10,000 in notes payable outstanding for the financing of its operations as of December 31, 2009. The notes are unsecured, bear interest at six percent (6.0%) per annum and are due in two years from the date of the promissory note.

Various expenses of the Company including advertising, promotional expenses, and general and administrative expenses as well as loans for operating purposes have been paid for or made by the officers of the Company. The related party payables total $61,091at December 31, 2009, bear interest at six percent (6.0%), are unsecured and due upon demand.

REPUBLIK MEDIA AND ENTERTAINMENT, LTD.
Notes to Consolidated Financial Statements
December 31, 2009 and June 30, 2009

NOTE 5 – EQUITY ACTIVITY

The Company did not issue any common or preferred stock during the six months ended December 31, 2009.

NOTE 6 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) Company management reviewed all material events through January 20, 2010 and there are no material subsequent events to report other than those reported.

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Republik Media and Entertainment, LTD (fka MojoRepublik, Inc.)
(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of Republik Media and Entertainment, LTD (fka MojoRepublik, Inc.) (A Development Stage Company) as of June 30, 2009 and June 30, 2008 (restated), and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended June 30, 2009 and restated period from inception September 10, 2007 through June 30, 2008 and since inception on September 10, 2007 through June 30, 2009. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republik Media and Entertainment, LTD (fka MojoRepublik, Inc.) (A Development Stage Company) as of June 30, 2009 and June 30, 2008 (restated), and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended June 30, 2009 and restated period from inception September 10, 2007 through June 30, 2008 and since inception on September 10, 2007 through June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 5 to the financial statements, the Company has an accumulated deficit of $185,380 and $81,194 as of June 30, 2009 and 2008, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 5.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
October 12, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702) 253-7492 Fax (702) 253-7501

REPUBLIK MEDIA AND ENTERTAINMENT, LTD
(FKA MOJOREPUBLIK, INC.)
(A Development Stage Company)
Consolidated Balance Sheets

ASSETS
	June 30,	June 30,
	2009	2008 (restated)

CURRENT ASSETS

Cash	$2,629	$5,217
Accounts receivable	-	350

Total Current Assets	2,629	5,567

EQUIPMENT, net	735	979

TOTAL ASSETS	$3,364	$6,546

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$93,306	$34,885
Unearned revenue	-	2,184
Accrued interest payable-related party	4,599	663
Related party payables	61,091	20,260
Notes payable	10,000	10,000

Total Current Liabilities	168,996	67,992

Total Liabilities	168,996	67,992

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, $0.00001 par value, 10,000,000 shares
authorized, -0- shares issued and outstanding	-	-
Common stock, $0.00001 par value, 100,000,000 shares
authorized, 5,216,000 shares issued and outstanding	52	52
Additional paid-in capital	19,696	19,696
Deficit accumulated during the development stage	(185,380)	(81,194)

Total Stockholders' Equity (Deficit)	(165,632)	(61,446)

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)	$3,364	$6,546

The accompanying notes are an integral part of these consolidated financial statements.

REPUBLIK MEDIA AND ENTERTAINMENT, LTD
(FKA MOJOREPUBLIK, INC.)
(A Development Stage Company)
Consolidated Statements of Operations

		From Inception	From Inception
	For the	on September 10,	on September 10,
	Year Ended	2007 Through	2007 Through
	June 30,	June 30,	June 30,
	2009	2008	2009
		(restated)	(restated)

REVENUES	$4,394	$4,129	$8,523

OPERATING EXPENSES

Advertising and promotion	12,493	40,501	52,994
Depreciation expense	244	244	488
Professional fees	77,720	14,113	91,833
Website expenses	2,836	2,408	5,244
General and administrative	11,358	27,491	38,849

Total Operating Expenses	104,651	84,757	189,408

LOSS FROM OPERATIONS	(100,257)	(80,628)	(180,885)

OTHER INCOME AND EXPENSE

Other income	7	97	104
Interest expense	(3,936)	(663)	(4,599)

Total Other Expenses	(3,929)	(566)	(4,495)

NET LOSS BEFORE TAXES	(104,186)	(81,194)	(185,380)

Income taxes	-	-	-

NET LOSS	$(104,186)	$(81,194)	$(185,380)

BASIC LOSS PER COMMON SHARE	$(0.02)	$(0.02)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	5,216,000	5,203,810

The accompanying notes are an integral part of these consolidated financial statements.

REPUBLIK MEDIA AND ENTERTAINMENT, LTD
(FKA MOJOREPUBLIK, INC.)
(A Development Stage Company)
Cosnolidated Statements of Stockholders' Equity (Deficit)
(Restated)

				Deficit
				Accumulated	Total
			Additional	During the	Stockholders'
	Common Stock		Paid-In	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Balance, at inception of the
development stage,
September 10, 2007	-	$-	$-	$-	$-

Common stock issued in acquisition
of MojoRepublik, LLC on
September 10, 2007 at $$0.00001	4,320,000	43	(7,175)	-	(7,132)

Shares issued for cash
on December 31, 2007
at $0.03 per share	896,000	9	26,871	-	26,880

Net loss from inception
through June 30, 2008	-	-	-	(81,194)	(81,194)

Balance, June 30, 2008	5,216,000	52	19,696	(81,194)	(61,446)

Net loss for the year
ended June 30, 2009	-	-	-	(104,186)	(104,186)

Balance, June 30, 2009	5,216,000	$52	$19,696	$(185,380)	$(165,632)

The accompanying notes are an integral part of these consolidated financial statements.

REPUBLIK MEDIA AND ENTERTAINMENT, LTD
(FKA MOJOREPUBLIK, INC.)
(A Development Stage Company)
Consolidated Statements of Cash Flows

		From Inception	From Inception
	For the Year	on September 10,	on September 10,
	Ended	2007 Through	2007 Through
	June 30,	June 30,	June 30,
	2009	2009	2009
		(Restated)	(Restated)

OPERATING ACTIVITIES

Net income (loss)	$(104,186)	$(81,194)	$(185,380)
Adjustments to Reconcile Net Loss to Net
Cash Used by Operating Activities:
Acquisition of subsidiary with negative book value	-	(7,132)	(7,132)
Depreciation expense	244	244	488
Changes in operating assets and liabilities:
Accrued interest payable	3,936	663	4,599
Accounts receivable	350	(350)	-
Unearned revenue	(2,184)	2,184	-
Accounts payable and accrued expenses	58,421	34,885	93,306

Net Cash Used in Operating Activities	(43,419)	(50,700)	(94,119)

INVESTING ACTIVITIES

Purchase of machinery and equipment	-	(1,223)	(1,223)

Net Cash Used in Investing Activities	-	(1,223)	(1,223)

FINANCING ACTIVITIES

Proceeds from related party payables	42,831	20,260	63,091
Repayments to related party payables	(2,000)	-	-
Proceeds from notes payable	-	10,000	10,000
Proceeds from issuance of common stock	-	26,880	26,880

Net Cash Provided by Financing Activities	40,831	57,140	99,971

NET INCREASE IN CASH	(2,588)	5,217	4,629

CASH AT BEGINNING OF PERIOD	5,217	-	-

CASH AT END OF PERIOD	$2,269	$5,217	$4,629

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-	$-
Income Taxes	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

REPUBLIK MEDIA AND ENTERTAINMENT, LTD
(FKA Mojo Republik, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2009 and 2008

1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Republik Media and Entertainment, LTD (the Company) was incorporated in the State of Delaware on September 10, 2007. The Company was originally incorporated as Mojo Republik, Inc., and was incorporated to engage in any lawful act or activity for which a Corporation may be organized under Delaware law.  As of October 1, 2008, the Company changed its name to Republik Media and Entertainment, Ltd. The Company conducts business through its two wholly owned subsidiaries.

MojoRepublik, LLC, a wholly owned subsidiary of the Company, was organized on June 14, 2007 in the State of Nevada.  MojoRepublik, LLC is in the business of developing and promoting a website, mojorepublik.com.

Live Brews, LLC, a wholly owned subsidiary of the Company, was organized on May 23, 2008 in the State of Nevada.  Live Brews, LLC is in the business of organizing and promoting live events.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Basic (Loss) per Common Share
Basic (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of June 30, 2009.

	For the Year Ended June 30, 2009	For the Year Ended June 30, 2008
Loss (numerator)	$ (104,186)	$ (81,195)
Shares (denominator)	5,216,000	5,203,810
Per share amount	$ (0.02)	$ (0.02)

Dividends
The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during any of the periods shown.

REPUBLIK MEDIA AND ENTERTAINMENT, LTD
(FKA Mojo Republik, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2009 and 2008

1.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents
For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Accounting Basis
The basis is accounting principles generally accepted in the United States of America.  The Company has adopted a June 30 fiscal year end. The Company has not realized significant sales through June 30, 2008 and is classified as a development stage company.

Advertising and Promotional Expenses
The Company’s policy regarding advertising is to expense advertising when incurred. The Company incurred $12,493 and $40,501 of advertising expense during the years ended June 30, 2009 and 2008, respectively.

Income Taxes
The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company’s predecessor operated as entity exempt from Federal and State income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

        The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 35% to net loss before provision for income taxes for the following reasons:

	June 30, 2009	June 30, 2008
Income tax expense at statutory rate	$ (36,465)	$ (28,418)
Valuation allowance	36,465	28,418
Income tax expense per books	$ -	$ -

Net deferred tax assets consist of the following components as of:

	June 30, 2009	June 30, 2008
NOL carryover	$ 64,883	$ 28,418)
Valuation allowance	(64,883)	(28,418)
Net deferred tax asset	$ -	$ -

REPUBLIK MEDIA AND ENTERTAINMENT, LTD
(FKA Mojo Republik, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2009 and 2008

1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $ 185,380 for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

Impairment of Long-Lived Assets
The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Stock-based compensation.
As of June 30, 2009, the Company has not issued any share-based payments to its employees.

The Company adopted SFAS No. 123-R effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1,2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123-R.

Principles of Consolidation
The accompanying consolidated financial statements for the years ended June 30, 2009 and 2008 include the accounts of the Company and its subsidiaries, MojoRepublik, LLC and Live Brews, LLC.  All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition
The Company generates revenue in exchange for advertising on the website owned by our wholly owned subsidiary, MojoRepublik LLC.  Additionally, we are engaged in the organization and promotion of live events through our wholly-owned subsidiary, LiveBrew.com LLC. The Company recognizes revenue when products services have been provided and collection is reasonably assured.

REPUBLIK MEDIA AND ENTERTAINMENT, LTD
(FKA Mojo Republik, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2009 and 2008

1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fixed Assets
Fixed assets are recorded as cost.  Major additions and improvements are capitalized.  Maintenance and repairs that do not extend the useful life of the assets are expensed as incurred.  Depreciation of property and equipment is determined using the straight-line method over their useful lives, primarily 5 years.  In the year ended June 30, 2008 the Company purchased $1,223 of Machinery and Equipment at cost. There were no other fixed assets purchased. For the Years Ended June 30, 2009 and 2008, accumulated depreciation totaled $488 and $244, respectively.

Concentration of Risk
The Company's bank accounts are deposited in insured institutions. The funds are insured up to $100,000.   At June 30, 2009 the Company's bank deposits did not exceed the insured amounts.

Recent Accounting Pronouncements
 In May 2009, the FASB issued FAS 165, “Subsequent Events”.  This pronouncement establishes standards for accounting for and disclosing subsequent events (events which occur after the balance sheet date but before financial statements are issued or are available to be issued). FAS 165 requires and entity to disclose the date subsequent events were evaluated and whether that evaluation took place on the date financial statements were issued or were available to be issued. It is effective for interim and annual periods ending after June 15, 2009. The adoption of FAS 165 did not have a material impact on the Company’s financial condition or results of operation.

In June 2009, the FASB issued FAS 166, “Accounting for Transfers of Financial Assets” an amendment of FAS 140. FAS 140 is intended to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets: the effects of a transfer on its financial position, financial performance , and cash flows: and a transferor’s continuing involvement, if any, in transferred financial assets. This statement must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009. The Company does not expect the adoption of FAS 166 to have an impact on the Company’s results of operations, financial condition or cash flows.

In June 2009, the FASB issued FAS 167, “Amendments to FASB Interpretation No. 46(R) ”. FAS 167 is intended to (1) address the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, as a result of the elimination of the qualifying special-purpose entity concept in FAS 166, and (2) constituent concerns about the application of certain key provisions of Interpretation 46(R), including those in which the accounting and disclosures under the Interpretation do not always provided timely and useful information about an enterprise’s involvement in a variable interest entity. This statement must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009. The Company does not expect the adoption of FAS 167 to have an impact on the Company’s results of operations, financial condition or cash flows.

REPUBLIK MEDIA AND ENTERTAINMENT, LTD
(FKA Mojo Republik, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2009 and 2008

1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (continued)
November 15, 2009. The Company does not expect the adoption of FAS 167 to have an impact on the Company’s results of operations, financial condition or cash flows.

In June 2009, the FASB issued FAS 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”. FAS 168 will become the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009.The Company does not expect the adoption of FAS 168 to have an impact on the Company’s results of operations, financial condition or cash flows.

2.           COMMON STOCK
The Company is authorized to issue two classes of stock.  The total number of shares authorized to be issued by the Company is 100,000,000 shares of common stock at a par value of $0.00001 and 10,000,000 shares of preferred stock at a par value of $0.00001 per share.

On September 10, 2007, the MojoRepublik, Inc. (the Parent) issued 4,320,000 shares of its common stock to shareholders of MojoRepublik, LLC (the Subsidiary), in exchange for all 1,080 membership units of the Subsidiary.  The shares in the Parent were issued as founders’ shares. From inception through December 31, 2007, the Company issued 896,000 shares of its common stock for cash at $0.03 per share.  The shares were part of a private placement that was approved in a board of directors meeting held September 14, 2007.

The Company did not issue any common or preferred stock during the year ended June 30, 2009.

3.           EQUIPMENT
   Equipment is stated at cost.  Depreciation expense for the years ended June 30, 2009 and 2008 was $244.  Gains from losses on sales and disposals are included in the statements of operations.  Maintenance and repairs are charged to expense as incurred.  As of June 30, 2009 and 2008 equipment consisted of the following:

	June 30, 2009	June 30, 2008
Machinery and equipment	$ 1,223	$ 1,223
Accumulated depreciation	(488)	(244)
Total	$ 735	$ 979

REPUBLIK MEDIA AND ENTERTAINMENT, LTD
(FKA Mojo Republik, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2009 and 2008

4.           NOTES PAYABLE AND RELATED PARTY PAYABLES

The Company has $10,000 in notes payable outstanding for the financing of its operations as of June 30, 2009. The notes are unsecured, bear interest at six percent (6.0%) per annum and are due in two years from the date of the promissory note.

Various expenses of the Company including advertising, promotional expenses, and general and administrative expenses as well as loans for operating purposes have been paid for or made by the officers of the Company. The related party payables total $61,091 and $20,260 as of June 30, 2009 and 2008, bear interest at six percent (6.0%), are unsecured and due upon demand.

5.           GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern.  However, the Company has accumulated deficit of $185,380 and $81,194 as of June 30, 2009 and 2008.  The Company currently has limited liquidity, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

6.           RESTATEMENT OF FINANCIAL STATEMENTS

On September 29, 2009 the Company discovered a material error in its accounting that resulted in a misstatement of the financial statements for the fiscal year ended June 30, 2008.  The Company discovered errors in the previously reported cash balance and its notes payable amounts.  Additionally, several of the income statement accounts were materially misstated as well.

These adjustments resulted in an overall change in total assets of $292, total liabilities of $1,012 and stockholders’ equity of $1,304.  Revenue decreased by $2,334 and total operating expenses were decreased by $10,734 resulting in a decrease of net loss in the fiscal year ended June 30, 2008 of $8,436.  Much of these changes resulted from timing errors in reporting revenue and expenses.

Below are presented summaries of the difference between the original and restated Balance Sheet and Statements of Operations.

REPUBLIK MEDIA AND ENTERTAINMENT, LTD
(FKA Mojo Republik, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2009 and 2008

ASSETS

	June 30,	June 30,
	2008	2008
	(Original)	(Restated)
CURRENT ASSETS

Cash	$4,775	$5,217
Accounts receivable, net	500	350

Total Current Assets	5,275	5,567

EQUIPMENT, net	979	979

TOTAL ASSETS	$6,254	$6,546

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$38,644	$34,885
Unearned Revenue	-	2,184
Accrued interest payable - related party	-	663
Related party payables	360	20,260
Notes payable	30,000	10,000

Total Current Liabilities	69,004	67,992

TOTAL LIABILITIES	69,004	67,992

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, $0.00001 par value, 10,000,000 shares
authorized, -0- shares issued and outstanding	-	-
Common stock, $0.00001 par value, 100,000,000 shares
authorized, 5,216,000 shares issued and outstanding	52	52
Additional paid-in capital	26,828	19,696
Deficit accumulated during the development stage	(89,630)	(81,194)

Total Stockholders' Equity (Deficit)	(62,750)	(61,446)

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)	$6,254	$6,546

REPUBLIK MEDIA AND ENTERTAINMENT, LTD
(FKA Mojo Republik, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2009 and 2008

STATEMENTS OF OPERATIONS

	From Inception	From Inception
	on September 10,	on September 10,
	2007 Through	2007 Through
	June 30,	June 30,
	2008	2008
	(Original)	(Restated)

REVENUES	$6,463	$4,129

OPERATING EXPENSES

Advertising and promotion	54,127	40,501
Depreciation expense	244	244
Professional fees	16,588	13,901
Website expenses	2,408	2,408
General and administrative	21,912	27,491

Total Operating Expenses	95,279	84,545

LOSS FROM OPERATIONS	(88,816)	(80,416)

OTHER INCOME AND EXPENSE

Other income	97	97
Interest expense	(911)	(875)

Total Other Expenses	(814)	(778)

NET LOSS BEFORE TAXES	(89,630)	(81,194)

Income taxes	-	-

NET LOSS	$(89,630)	$(81,194)

BASIC LOSS PER COMMON SHARE	$(0.02)	$(0.02)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	5,203,810	5,203,810

Changes In and Disagreements with Accountants

On August 3, 2009, our Board of Directors dismissed Moore & Associates Chartered, our independent registered public account firm. On the same date, August 3, 2009, the accounting firm of Seale and Beers, CPAs was engaged as the Registrant’s new independent registered public account firm. Our Board of Directors approved of the dismissal of Moore & Associates Chartered and the engagement of Seale and Beers, CPAs as our independent auditor. None of the reports of Moore & Associates Chartered on the Company's financial statements for either of the past two years or subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except that our audited financial statements contained in its Form 10-K for the fiscal year ended June 30, 2008 a going concern qualification in the registrant's audited financial statements.

The PCAOB revoked the registration of Moore and Associates, Chartered on August 27, 2009 because of violation of PCAOB rules and auditing standards in auditing financial statements, PCAOB rules and quality control standards, and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10-5 thereunder, and noncooperation with a Board investigation.

During our two most recent fiscal years and the subsequent interim periods thereto, there were no disagreements with Moore and Associates, Chartered whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Moore and Associates, Chartered's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the registrant's financial statements.

On August 3, 2009, we engaged Seale and Beers, CPAs as ourindependent accountant. During the two most recent fiscal years and the interim periods preceding the engagement, the registrant has not consulted Seale and Beers, CPAs regarding any of the matters set forth in Item 304(a)(1)(v) of Regulation S-K.

Available Information

We have filed a registration statement on form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E. Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a Web Site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 13. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$1
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Printing and Engraving Fees	$1,000
Transfer Agent Fees	$1,000
Accounting fees and expenses	$15,000
Legal fees and expenses	$10,000

Total	$27,001

All amounts are estimates.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by Delaware General Corporation Law and our bylaws.

Under the governing Delaware General Corporation Law, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Certificate of Incorporation.  Our Certificate of Incorporation does not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Delaware General Corporation Law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Delaware law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15. Recent Sales of Unregistered Securities

We issued 4,320,000 shares of common stock on September 10, 2007 to six persons, including David Woo, DJ Esquivel, and Andrew Bernardo, in exchange for his entire equity interest in Mojo Republik, LLC.  These shares were issued pursuant to 4(2) of the Securities Act of 1933 (the “Securities Act”) at a price of $0.005 per share, for a total proceeds of $21,600.  The 4,320,000 shares of common stock are restricted as defined in the Securities Act.

On September 15, 2007, we completed a private placement of 896,000 shares of our common stock pursuant to Section 4(2) of the United States Securities Act of 1933, and Rule 504 of Regulation D promulgated thereunder. All shares were issued at a price of $0.03 per share. We received proceeds of $26,880 from the offering. Each purchaser represented to us that the purchaser was qualified under rule 504 as defined in Regulation D. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling stockholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation D offering.

Item 16. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation, as amended(1)
3.2	By-Laws(1)
5.1	Opinion of Cane Clark, LLP, with consent to use(1)
10.1	Advertising / Service Agreement between Republik and Laced LV, Inc.(1)
10.2	Advertising / Service Agreement between Republik and MGM Mirage Operations, Inc.(1)
21.1	Subsidiaries of the Registrant(1)
23.1	Consent of Seale and Beers, CPAs, LLC
24.1	Power of Attorney (see attached signature page)

(1)	Incorporated by reference to the Registration Statement on Form S-1 filed on December 17, 2008

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(a) If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed  to be  part of the  registration  statement  as of the  date  the  filed prospectus was deemed part of and included in the registration statement; and

ii.  Each  prospectus  required  to be filed  pursuant  to Rule  424(b)(2), (b)(5),  or (b)(7) as part of a registration  statement in reliance on Rule 430B relating to an offering made pursuant to Rule  415(a)(1)(i),  (vii),  or (x) for the  purpose of  providing  the  information  required  by section  10(a) of the Securities  Act shall be deemed to be part of and  included in the  registration statement  as of the earlier of the date such form of  prospectus  is first used after  effectiveness  or the date of the first contract of sale of securities in the  offering  described  in the  prospectus.  As  provided  in Rule  430B,  for liability  purposes  of the  issuer  and any  person  that  is at  that  date an underwriter,  such  date  shall  be  deemed  to be a new  effective  date of the registration  statement relating to the securities in the registration statement to which that  prospectus  relates,  and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering  thereof;  provided, however,  that no statement made in a registration  statement or prospectus that is part of the  registration  statement  or made in a document  incorporated  or deemed  incorporated by reference into the registration  statement or prospectus that is part of the  registration  statement will, as to a purchaser with a time of  contract  of sale  prior to such  effective  date,  supersede  or modify any statement  that was made in the  registration  statement or prospectus  that was part of the  registration  statement  or made in any such  document  immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C:

Each  prospectus  filed  pursuant to Rule 424(b) as part of a  registration statement relating to an offering, other than registration statements relying on Rule 430B or other than  prospectuses  filed in reliance on Rule 430A,  shall be deemed to be part of and included in the  registration  statement as of the date it is first used after effectiveness;  provided, however, that no statement made in a  registration  statement  or  prospectus  that is part of the  registration statement or made in a document incorporated or deemed incorporated by reference into the  registration  statement or prospectus that is part of the registration statement  will, as to a purchaser with a time of contract of sale prior to such first use,  supersede or modify any statement that was made in the  registration statement or  prospectus that was part of the  registration  statement or made in any such document  immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:  The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, Nevada on
April 22, 2010.

Republik Media and Entertainment, Ltd.

By: /s/ David Woo
David Woo
President, Chief Executive Officer, Principal Executive Officer,
Chief Financial Officer, Principal Financial Officer,
Principal Accounting Officer, and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Woo as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Republik Media and Entertainment, Ltd.

By: /s/ David Woo
David Woo
President, Chief Executive Officer, Principal Executive Officer,
Chief Financial Officer, Principal Financial Officer,
Principal Accounting Officer, and Director
April 22, 2010